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                                                                EXHIBIT 4(d)(14)

                               SUBORDINATED NOTE


$1,500,000                                               February 26, 1999

     FOR VALUE RECEIVED, the undersigned TEXFI INDUSTRIES, INC., a Delaware corporation ("Borrower") hereby promises to pay to the order of MOORE ASSETS INTERNATIONAL LIMITED (Registration No. 84998B), a Bahamian corporation ("Subordinated Lender"), the principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100s DOLLARS (US$1,500,000.00) at the office of Subordinated Lender notified by it to Borrower, on September 1, 1999 in lawful money of the United States, together with interest thereon at a rate equal to the "Prime Rate" of The Chase Manhattan Bank, announced from time to time by it in New York City as its prime rate, from the date hereof until payment in full of the principal amount evidenced hereby, on the average principal balance outstanding hereunder from time to time, computed on the basis of a 360-day year for the actual number of days outstanding.

     Subordination. Borrower agrees, and by its acceptance of this Note Subordinated Lender agrees, that the obligations of Borrower to Subordinated Lender under this Note (the principal of, interest and premium, if any, on this Note and all other obligations of Borrower to Subordinated Lender in connection with the indebtedness evidenced hereby, the "Subordinated Debt") are subordinated in right of payment, to the extent and in the manner provided herein, to the prior payment in full in cash of all Senior Debt (as hereinafter defined), whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed, whether direct or indirect, absolute or contingent, secured or unsecured, or by operation of law or otherwise, including any and all expenses (including reasonable attorneys' fees) incurred in connection therewith and any interest thereon, including, without limitation, any post petition interest accruing on such Senior Debt after Borrower becomes subject to an insolvency proceeding (whether or not such interest is enforceable against Borrower or recoverable against Borrower or its bankruptcy estate), and that such subordination is for the benefit of the holders of the Senior Debt.

     For purposes of this Note, "Senior Debt" means all obligations of Borrower
(i) to the Agent and the Lenders and their respective successors and assigns under and as defined in the Loan and Security Agreement dated as of August 28, 1998 (as amended to date and as the same may be further amended, amended and restated, supplemented, refinanced or otherwise modified, the "Loan Agreement") and the Loan Documents (as defined in the Loan Agreement, (ii) to Back Bay Capital Funding LLC, a Delaware limited liability company ("Back Bay") and its successors and assigns under the Term Loan and Security Agreement dated as of August 28, 1998 (as amended, amended and restated, supplemented, refinanced or otherwise modified, the "Back Bay Agreement") between Borrower and Back Bay,
(iii) to BancBoston Leasing Inc., a Massachusetts
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corporation ("BBL") under various equipment leases (the "BBL Leases"), and (iv)
to The CIT Group/Commercial Services, Inc., a New York corporation ("CIT/CSI") in Borrower's capacity as an account debtor of CIT/CSI factoring customers (such obligations of Borrower, the "CIT Ledger Debt"). Senior Debt shall also include all indebtedness, obligations and liabilities of Borrower (i) arising in connection with any advances made to Borrower as a debtor-in-possession, or a trustee for Borrower under any insolvency proceeding and (ii) to repay any amount previously paid by Borrower pursuant to the Loan Agreement which amounts have been returned to Borrower or to a trustee pursuant to sections 547 and 548 of the Bankruptcy Code or otherwise.

     Notwithstanding any term of this Note to the contrary, without the prior written consent of the Agent and Back Bay, Borrower shall not make any payment or repayment in respect of the Subordinated Debt nor grant to Subordinated Lender any lien or security interest to secure such payment or repayment, nor shall Subordinated Lender sue for, receive, accept or retain any such payment, repayment or collateral or any guaranty of any person or entity of the Subordinated Debt, prior to the payment in full in cash of all Senior Debt. Any money or other property received by Subordinated Lender from or on behalf of Borrower for application to the Subordinated Debt in violation of the preceding sentence shall be received by Subordinated Lender for the benefit of the holders of the Senior Debt and shall be turned over to the Agent in the form received, together with any necessary endorsement, as promptly as practicable, for application to the Senior Debt (in accordance with the terms of the Loan Agreement, the Back Bay Agreement and the other agreements between the holders of the Senior Debt). Subordinated Lender shall have no responsibility for the manner in which the Agent disburses any money so paid to the Agent by Subordinated Lender and shall in no event be liable to any Lender, Back Bay, BBL or CIT/CSI for any application by the Agent of any such amount.

     These subordination provisions are intended solely to define the relative rights of the holders of the Senior Debt and Subordinated Lender and are not intended to and shall not be construed to impair the obligation of Borrower to repay the principal amount of this Note and to pay interest on such principal balance in accordance with the terms hereof, provided that Subordinated Lender will not demand payment of, accelerate the maturity of or commence or join in (except with the Agent or Back Bay) any action or proceeding against Borrower or any property of Borrower to recover all or any part of the Subordinated Debt unless either (i) the Agent and the Lenders or Back Bay, respectively, have accelerated the maturity of Borrower's obligations under the Loan Agreement or the Back Bay Agreement or (ii) the Agent and the Lenders or Back Bay, respectively, have demanded payment of such obligations after such obligations remained unpaid after maturity or (iii) judicial proceedings against Borrower have been initiated by the Agent or Back Bay.

     Subordinated Lender agrees that the Agent may (but shall not be obligated to), if Subordinated Lender has not done so within 10 business days prior to the applicable bar date, file proofs of claim or debt and vote the claims of Subordinated Lender in any bankruptcy, liquidation, dissolution or other similar proceeding involving an adjustment

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of the indebtedness of Borrower or application of any assets of Borrower to payment in liquidation thereof, or otherwise. Subordinated Lender shall not take any action or vote in any way so as to contest (i) the validity or the enforceability of the Loan Agreement, the Loan Documents (as defined in the Loan Agreement), the Back Bay Agreement or the Loan Documents (as defined in the Back Bay Agreement) or the liens and security interests to the extent granted to the holders of the Senior Debt with respect to the Senior Debt, (ii) the rights and duties of the holders of the Senior Debt established in the Loan Agreement, the Back Bay Agreement or any security documents with respect to such liens and security interests, or (iii) the validity or enforceability of any agreement or instrument to the extent evidencing or relating to the Senior Debt. Subordinated Lender further agrees that it (a) will not assign or transfer or subordinate all or any part of the Subordinated Debt held by it or any claim which it may have against Borrower in respect of the Subordinated Debt, (b) will direct Borrower or any trustee or receiver for borrower or any other person or entity that offers any payment to Subordinated Lender in respect of the Subordinated Debt, to make such payment directly to the Agent for application to the Senior Debt as provided above, (c) will not borrow money from or otherwise incur any obligation to Borrower, (d) unless and until the Senior Debt is paid in full in cash, will not exercise or seek to exercise any rights of subrogation Subordinated Lender may acquire in respect of the Senior Debt.

     Subordinated Lender agrees that the Agent and the Lenders and Back Bay, respectively, may at any time and from time to time, either prior to or after any default by Borrower with respect to any indebtedness and without affecting the rights hereunder of the holders of Senior Debt, (a) advance additional credit to Borrower and make other accommodations to or for the account of Borrower even if the Senior Debt is increased, (b) amend, respectively, the Loan Agreement or any Loan Document as defined therein or the Back Bay Agreement or any Loan Document as defined therein and by written agreement or otherwise, extend, renew or change, modify, compromise, release, refuse to extend, renew or modify the Senior Debt held by them, respectively, (c) fail to exercise any right of set off, (d) sell, assign, surrender, release, realize upon or apply, or omit to do any of the foregoing, the Senior Debt or any collateral for the Senior Debt and (e) without limiting the generality of the foregoing, deal with Borrower as they see fit, including, without being limited to, taking or omitting to take any action the taking or omission of which could otherwise constitute a discharge of any obligor on the Senior Debt or impair the position of the Subordinated Lender.

     Subordinated Lender hereby waives any and all demands, presentments or notices (other than notices specifically provided for in this Subordinated Note) to which it might otherwise be entitled (including, without limitation, any and all notice of the creation or accrual of any Senior Debt; of any extension, modification, or renewal of any of said Senior Debt; and of reliance of the holders of the Senior Debt on this Subordinated Note).

     If Subordinated Lender in violation of any provision contained in this Subordinated Note shall assert or bring any action, suit or proceeding against Borrower, Borrower may interpose as a defense or dilatory plea the making of this Subordinated Note, and each holder of the Senior Debt is hereby irrevocably authorized to intervene

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and to interpose such defense or plea in its name or in Borrower's name. If
Subordinated Lender shall attempt to enforce, collect or realize upon any Subordinated Debt, or any collateral, security or guarantees (if any) securing the Subordinated Debt, in violation of the provisions of this Subordinated Note, Borrower may, by virtue of this Subordinated Note, restrain any such enforcement, collection or realization, or upon failure to do so, any holder of the Senior Debt may restrain any such enforcement, collection or realization, either in its own name or in the name of Borrower.

     The Subordinated Lender acknowledges and agrees that none of the Forbearance Agreement dated as of February 25, 1999 among Borrower, BankBoston, N.A. and The CIT Group/Commercial Services, Inc. (the "Lenders"), BankBoston, N.A. (the "Agent"), BBL and Back Bay (the "Forbearance Agreement"), the forbearance by the Agent and the Lenders, BBL and Back Bay thereunder, the Lenders' continued Revolving Credit Loans (as defined in the Loan Agreement) to Borrower in accordance with the terms of the Loan Agreement and the Forbearance Agreement or the Agent's or the Lenders' or BBL's or Back Bay's discussions or negotiations with Borrower or any Affiliate (as defined in the Loan Agreement) of Borrower are intended to be, nor are they nor shall they be deemed to be, a waiver or forbearance of any of the rights, powers or remedies of The CIT Group/Commercial Services, Inc. with respect to the ledger debt of Borrower (which is indebtedness for goods and services purchased by Borrower from any party whose accounts receivable are factored or financed by The CIT Group/Commercial Services, Inc.). This Note shall be governed by and construed in accordance with the laws of the State of Georgia (without reference to principles of conflicts of laws). Borrower and by its acceptance hereof, Subordinated Lender hereby agree that the federal court of the Northern District of Georgia or shall have nonexclusive jurisdiction to hear and determine any claims or disputes between Borrower and Subordinated Lender pertaining directly or indirectly to this Agreement or to any matter arising herefrom. Borrower and by its acceptance hereof Subordinated Lender expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts. The nonexclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this agreement to enforce same in any appropriate jurisdiction.

     IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its officers thereunto duly authorized, as of the date first above written.

                                     TEXFI INDUSTRIES, INC.



                                     By /s/ Robert P. Ambrosini
                                        -----------------------------
                                        EVP & CFO


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                                   ACCEPTANCE

     By its acceptance of this Note, Subordinated Lender agrees to perform all obligations hereunder of Subordinated Lender and confirms for the benefit of the holders of the Senior Debt that (a) Borrower has delivered this Note in exchange for the loan by Subordinated Lender to Borrower of US$1.5 million, in cash, (b) the making of such loan and acceptance of this Note by Subordinated Lender have been duly authorized, (c) Subordinated Lender's obligations hereunder constitute the legal, valid and binding obligations of Subordinated Lender enforceable against Subordinated Lender in accordance with the terms of this Note and (d) no action or inaction by Borrower, including any misrepresentation made by Borrower to Subordinated Lender, will impair or otherwise affect the subordination provisions hereof.

     IN WITNESS WHEREOF, Subordinated Lender has caused this Note to be accepted by its authorized officer as of the date first above written.

                                     For and on behalf of
                                     MOORE ASSETS INTERNATIONAL LIMITED


                                     By Premier Management Limited
                                        ----------------------------
                                        Director




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